Exhibit 14

CODE OF CONDUCT

FOR INTERNAL USE ONLY

This Code of Conduct contains proprietary information that may not be distributed to any party outside of Bremer Financial Corporation and its affiliates without the written approval of the Compliance Counsel or the Risk Management Director.

Requires BFC and BFSI Board approval biennially	Board Approved: January 2003
Requires Affiliate Board approval biennially	Board Approved:
Individual Responsible for Maintaining & Updating Code of Conduct: Compliance Counsel & Director of Human Resources	Last Revision date: October 2004
This Code of Conduct applies to Bremer Financial Corporation and all its subsidiaries.

STATEMENT OF NEED AND PURPOSE
Our integrity is essential to Bremer’s success. Honesty, good judgment, and adherence to applicable laws and regulations are required in all our business operations. Bremer recognizes that to maintain the trust and confidence of its employees and clients, all employees and directors must follow rigorous ethical standards and obey all applicable laws and regulations when conducting professional and financial activities both on behalf of Bremer affiliates and when representing Bremer in the communities we serve.

BREMER CODE OF CONDUCT
EXECUTIVE SUMMARY

The Bremer Code of Conduct outlines the principles, policies and laws that govern the activities of the company, and to which our employees and others who work with or represent us directly or indirectly must adhere. All employees of Bremer Financial Corporation, its affiliates and subsidiaries are required to follow the Bremer Code of Conduct. The Code of Conduct offers guidance for professional conduct under twelve main headings, which include the following key points:

1.     FINANCIAL RECORDS

  Employees are personally responsible for maintaining ethical standards and for the integrity of the information, reports and records under their control.
  We expect our employees to maintain Bremer records accurately and to retain them in accordance with the law.
  Bremer employees are required to cooperate fully with any authorized investigation.
  Bremer senior executives are responsible for full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the company.

2.     COMPLIANCE WITH LAWS

  We expect all of our employees to comply with applicable laws and regulations that apply to our business and internal policies, guidelines and procedures.

3.     CORPORATE INFORMATION SECURITY

  We protect proprietary and confidential information at all times in accordance with applicable law.
  We keep client information secure at all times and have adopted the Bremer Privacy Policy to communicate additional protections that we provide to our clients.

4.     PROTECTING OUR INTEGRITY

  We treat our customers, suppliers, competitors and employees fairly.
  We avoid potential conflicts of interest.
  When we act as a fiduciary, we are committed to meeting these responsibilities.
  Employees are encouraged to select Bremer affiliates for their financial services needs and are expected to handle their personal financial matters with prudence at all times.
  Accepting and giving gifts is not permitted, except in compliance with by strict internal regulations.
  Trading in the securities of any company while in possession of material nonpublic information is illegal.

5.     LENDING

  Employees with responsibility for making credit decisions are required to follow the principles set forth in the Bremer Credit Policy and Guidelines which supplement this Code of Conduct.

  You may not approve credit, purchases, or other agreements for Bremer if you, a family member or other relative has a personal or financial interest in the individual or organization seeking credit or agreements from the Company.

6.     MEDIA CONTACT

  Publications, speeches, media interviews and other public appearances in connection with Bremer must first be approved internally.

7.     GIVING ADVICE TO CLIENTS

  Bremer’s ability to offer many services is either prohibited or strictly limited by government regulation.

8.     POLITICAL ACTIVITIES

  You are encouraged to participate in political activities on your own time and in accordance with your own individual desires and political preferences.
  Employees who wish to accept an appointment to public office or file as a candidate for election need to obtain local management approval.

9.     FRAUD

  Bremer policy prohibits employees from engaging in fraudulent activity.

10.     WORKPLACE ATMOSPHERE

  We treat our fellow employees with respect.
  Misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of illegal drugs on the job is prohibited.
  Certain activities, such as participating in Internet gambling, not only distract us from our work, they are improper in the workplace and may be unlawful.
  Bremer is committed to providing a safe work environment. We will not tolerate any threatening or hostile behavior that threatens the safety of employees or visitors in the workplace, and will take immediate and appropriate action against offenders.
  Bremer bans the carrying of guns and other weapons within its facilities by anyone other than law enforcement and other security officers.
  Employees are expected to treat Bremer property as if it were their own and to not damage, destroy, or otherwise harm the property of Bremer, its employees, its business partners, competitors, or others.

11.     CODE OF CONDUCT ADMINISTRATION

  Employees are required to certify annually their compliance with the Bremer Code of Conduct.

CODE OF CONDUCT APPROVAL
The Bremer Financial Corporation board of directors and the boards of all affiliates have approved the principles and standards discussed in this document. Bremer may change, correct, modify, or revoke any of the principles and policies discussed in this document or the related procedures at any time and with or without notice. Bremer will inform employees and others of such changes as quickly as possible.

The Code of Conduct does not alter your “at will” employment relationship. This means that we recognize your right to resign at any time for any reason; similarly, Bremer, or its affiliates, may terminate any employee, at any time, for any reason.

All employees and directors are expected to comply with both the letter and spirit of applicable laws and regulations, as well as this Code of Conduct, which is designed to guide us in maintaining our principles. We are all expected to avoid illegal, dishonest, or unethical conduct, or any other actions that might reflect unfavorably on either our own integrity or that of Bremer. Whenever the term “Bremer” is used in this document, it means Bremer Financial Corporation and all Bremer affiliates and subsidiaries. Whenever the term “Bremer employee” is used in this document, it refers to all Bremer directors, officers, employees, independent contractors, and any other companies or individuals representing Bremer unless a specific distinction is made in the section.

INTRODUCTION
In addition to our reputation for creating client, employee, and shareholder satisfaction through innovation, management of our promises, and participation as a team, Bremer is proud of its tradition of ethical business practices. The strength of Bremer lies in maintaining mutual respect within Bremer and between Bremer and its clients, and in preserving our reputation for integrity that Bremer has earned. Our clients, shareholders, and the community expect us to meet very high standards. They entrust us with their money, confidential information, and important aspects of their lives.

The guidelines in this Code of Conduct reflect our corporate and personal commitment to live up to those expectations. Many of these guidelines are based on laws and regulations. Others are based on philosophical and ethical principles that enhance our ability to work together cooperatively and conduct our business effectively.

You are expected to understand this Code of Conduct and apply its guidance to your decisions; however, we do not expect this document to answer every possible question you may have in the course of conducting Bremer business.

Employee and Director Responsibilities
You have the following obligations under the Code of Conduct:

  to read and comply with the Code of Conduct;
  to ensure that any required disclosures are made and approvals or exceptions are obtained through the process outlined in this section;
  to report conflicts of interest to your manager or supervisor or by contacting the Compliance Counsel;
  to report allegations of Code of Conduct violations and suspected improper company activity, including accounting matters, to your immediate supervisor or to your affiliate CEO, and to help ensure that Bremer and each of its affiliates and subsidiaries comply with all applicable laws, rules and regulations.
  You are also required, when requested, to confirm in writing that you have read a copy of the Code of Conduct and that you comply with its provisions.

In the interest of confidentiality, when there is a potential conflict of interest or for other reasons, you may report allegations of improper company activity regarding accounting matters by calling the Audit Committee Hotline or by contacting the Compliance Counsel regarding Code of Conduct violations and other matters. Directors should contact the Compliance Counsel directly

The current contact information is as follows:

Audit Committee Hotline (651) 734-4455 (800) 735-2681	Connie Weinman, Compliance Counsel Bremer Service Center MN-001-S233 8555 Eagle Point Blvd. Lake Elmo, MN (651) 734-4456 email: cgweinman@bremer.com

No retaliation
No employee who reports a concern regarding questionable accounting, internal accounting controls, auditing, or Code of Conduct matters shall suffer harassment, retaliation or adverse employment consequences. An employee who retaliates against someone who has reported a violation in good faith is subject to discipline. This protection from retaliation is not intended to prohibit managers or supervisors from acting in the usual scope of their duties and based on valid performance-related factors.

If you violate any provision of the Code of Conduct, you will be subject to corrective action, up to and including termination of your employment.

FINANCIAL RECORDS

Accounting and Recordkeeping
Maintaining ethical standards, including appropriate accounting and internal accounting controls, is the responsibility of every Bremer employee. You are personally responsible for the integrity of the information, reports and records under your control. You are required to maintain records in sufficient detail to reflect accurately all Bremer transactions. Bremer complies with the applicable accounting, recordkeeping, and internal control requirements of various regulations and the financial reporting requirements of generally accepted accounting principles.

Accuracy of Records
In addition to ensuring all records are accurate for the purpose of public reporting requirements, we are each responsible for ensuring that all documents we complete are accurate. In addition to accounting and audit records, this includes time records, loan documents, telephone records, transaction records and all other records that are a part of our day-to-day business. All records should accurately reflect transactions in a timely manner, and errors must be disclosed and corrected immediately. You are personally responsible for the integrity of the information, reports, and records under your control. Falsifying documents or failing to maintain and retain accurate records in accordance with company policies and procedures will result in disciplinary action, up to and including termination.

Record Retention
Federal and state regulations and Bremer policies provide guidance relevant to the retention of records; records are required be retained in accordance with the approved standards. You are prohibited from destroying any records that are potentially relevant to a violation of law or any litigation or pending, threatened, or foreseeable government investigation or proceeding.

Audits
Bremer controls its conduct through its managers, administration of its systems of internal controls, and the Bremer Financial Corporation Audit Committee, which has responsibility for oversight of the internal and external audit process.

Investigations
You are required to cooperate fully with any appropriately authorized internal or external investigations, internal or external audits, and regulatory examinations regarding any matter. Making false or otherwise misleading statements to internal and external auditors, Bremer management and/or regulators is grounds for immediate termination of employment and may also be a criminal act that can result in severe penalties. You should never withhold or fail to communicate information that raises ethical questions that should be brought to the attention of management.

Public Reporting Requirements
Bremer senior executives are responsible for full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company with the SEC, the Federal Reserve, the Office of the Comptroller of the Currency and other primary regulators of the Company and its affiliates. In this regard, we must never violate or fail to comply with the Company’s established disclosure controls and procedures or accounting rules and controls. Accounting records should accurately reflect transactions in a timely manner, and errors must be corrected immediately. Suspected violations of the Company’s accounting rules and controls or disclosure obligations should be reported to your manager or the Compliance Counsel. If the instance involves a senior officer or director, you should report the suspected violation directly to the BFC Audit Committee.

COMPLIANCE WITH LAWS

We expect all of our employees to comply with federal, state and local laws and regulations that apply to our business. When laws or regulations seem unclear or ambiguous, employees should first consult their immediate manager or supervisor or Compliance Consultant for further clarification. Special attention must be paid to compliance with the Bank Secrecy Act (BSA) and related Anti-Money Laundering (AML) laws and regulations. Each of us has a responsibility to adhere to established policies and procedures that are designed to prevent the organization from being used as a conduit for money laundering or the funding of terrorist activity. The penalties for failure to comply with the established federal regulations can be severe. Individual employees can be convicted of money laundering and can face up to 20 years in prison and both the individual employee and Company can face monetary fines. Beyond this, Bremer would experience significant reputation damage should the Company be implicated in a money laundering or terrorist funding event.

CORPORATE INFORMATION SECURITY

Information about the business of Bremer is a valuable asset, and we devote significant resources to ensure that such information is safe, confidential, accurate, reliable, and accessible only to authorized users. It is the obligation of all employees to protect Bremer’s proprietary and confidential information, especially customer Nonpublic Personal Information such as customer names, Social Security Numbers and account or transaction details.

Bremer protects confidential information of current, prospective, and former clients, and employees with the same care and security as funds or valuable physical property. You may not use your position to obtain information or services for unauthorized purposes. Those who knowingly access, disclose, modify, copy, or destroy Bremer or customer confidential data without proper authorization or for improper purposes are in violation of Bremer procedures and may be subject to disciplinary action, up to and including termination.

Bremer’s Privacy Policy prohibits the sharing of confidential and proprietary information with any individual who is not a Bremer employee and with an employee who does not have a “need to know” the information to perform their job responsibilities. Confidential information includes Bremer financial data that is not publicly available and Bremer proprietary information. Proprietary information includes all intellectual property created or owned by Bremer such as policies, forms, and Intranet content. Immediately report any unauthorized requests for confidential or proprietary information to your supervisor and Bremer’s Compliance Counsel.

Employee Responsibilities for Information Security
Only authorized users and systems are allowed to access Bremer network resources. Because Bremer employees require access to some or all of the Bremer network to perform their jobs, all employees share in the responsibility to protect the network and systems. The following standards must be followed by all persons who are provided access to any Bremer network connected resource:

Passwords

  Select strong passwords, which include letters, numbers, and special characters whenever possible. Avoid using names or dictionary words in your passwords.
  Never share your network user ID or password with anyone. You are accountable for all activity that occurs under your user ID.
  Do not write down your access codes and passwords. Change your passwords if you suspect your user ID has been compromised and contact Information Security immediately.

Data Protection

  The standard Bremer Screen Saver with password is required to be activated on all Bremer desktop systems, set to no more than 15 minutes of inactivity.
  Lock your screen when leaving your work area for any length of time. (To access, hit Control-Alt-Delete and follow menu instructions.)
  Remove sensitive data from your desktop and store confidential information in locked desk drawers or file cabinets when not using it.
  Do not send sensitive data to outside parties using Outlook or through other unencrypted email. Email is inherently insecure once it leaves the Bremer network.
  All email and facsimile communications containing sensitive data that are addressed to non-Bremer employees are required to contain the Bremer Confidential Information notice.
  Shred all documents containing sensitive information.
  Use extreme caution when copying sensitive data to floppy disks or CDs, or when loading email and other information on PDAs or other data storage devices. This data should be secured at all times, as it represents a significant Bremer asset.

Report any breach of security or loss of data (such as a PDA or Laptop computer) immediately to Information Security. The risks to Bremer from data theft or loss are significant and include both reputation and regulatory risk from negative publicity, loss of public confidence, and violations of privacy laws.

Business Communications and Records
Email is intended for correspondence relating to business. All communications, whether verbal or written, should be conducted professionally and should adhere to our ethical standards. What we say, write and do should reflect a clear understanding of Bremer’s ethical values and expectations and should demonstrate sound personal judgment. That means being clear, truthful, and accurate. It also means being respectful. Always avoid exaggeration, colorful language, guesswork, legal speculation, and derogatory remarks or characterizations of people, or companies or their products and services. What we say, write or do should preserve or enhance our integrity and reputation — it should never jeopardize it. This policy applies to communications of all kinds, including voice mails, e-mail and informal notes or memos.

Electronic Communications
Bremer Internet, email, and cellular phones should be considered a public, visible postcard without any security. Your use of Intranet and Internet email implies that you are representing Bremer and that the company authorizes your communications. Bremer may assign work-space, equipment or other Company property for use in performing your job accountabilities. Company property is not intended for personal use. Bremer reserves the right to access and/or search workspace and equipment that has been assigned to you. Equipment owned by employees but used for Bremer business purposes is not considered private and may be accessed and searched for any purpose. Company systems are to be used for business purposes; use for personal purposes is permissible only within reasonable limits and must not interfere with any Bremer production activity. Access to Bremer eBank and Bremer eStatements is a permissible personal use.

Monitoring and Reviewing Communications
Bremer reserves the right to monitor employee accounts and electronic forms of communication, including e-mail, telephones, computer systems and other electronic records for any reason. These records are also subject to disclosure to law enforcement officials and other regulators, and they are subject to subpoena and other processes not defined here. You should always ensure that the business information contained in a message is accurate, appropriate, and lawful. All company resources, whether password protected or not, may be monitored, printed, read or listened to, or recorded by Bremer to assure that they are being used for appropriate business purposes, do not violate applicable laws and regulations, or do not have a significant adverse effect on Bremer or its employees. All information transmitted by, received from, or stored in the computer systems or on other methods of electronic storage, including but not limited to email, voice mail, caller identification records, people locator reports, security system reports, monitoring system reports, computer memory, and disks are property of Bremer and are subject to inspection by Bremer to assure that they are being used as required by this Code of Conduct. In addition, Bremer prohibits unauthorized recordings of conversations and meetings.

BY ACCEPTING EMPLOYMENT WITH BREMER, YOU ACKNOWLEDGE AND CONSENT TO BREMER’S MONITORING, AS DESCRIBED IN THIS CODE OF CONDUCT, OF YOUR USE OF EMPLOYEE ACCOUNTS AND ELECTRONIC FORMS OF COMMUNICATION, INCLUDING E-MAIL, TELEPHONES, COMPUTER SYSTEMS AND OTHER ELECTRONIC RECORDS FOR ANY REASON. YOU ACKNOWLEDGE THAT YOU DO NOT HAVE ANY PRIVACY RIGHT IN ANY EMPLOYEE ACCOUNTS AND ELECTRONIC FORMS OF COMMUNICATION, INCLUDING E-MAIL, TELEPHONES, COMPUTER SYSTEMS AND OTHER ELECTRONIC RECORDS, HOWEVER CREATED, SENT, RECEIVED, ACCESSED, OR STORED.

Bremer Technology Resource Usage Guidelines
Bremer has made significant investments in Technology resources with the goal of improving productivity for our employees and service levels for our customers. Inappropriate use of these systems can degrade performance, damage systems, and expose Bremer to significant risks. In order to manage and control the risks, you are required to comply with the following standards when using any Bremer network resource:

Internet Use

  Accessing the Internet consumes valuable bandwidth and must be reserved for appropriate business purposes. The following resource and bandwidth intensive activities are prohibited on the Bremer network.
    Downloading Video or Audio files that are not required to perform your job.
    Viewing or listening to streaming media, such as video clips or online radio stations, unless specifically required to perform your job.
    Scanning or probing the network or the Internet to search for systems or security vulnerabilities.
  Connecting to the Internet exposes Bremer systems and employees to significant security and other risks and provides access to web content that is out of our control. The following activities are prohibited:
    Participating in online forums or chat rooms that are not specifically business related and necessary to perform you job.
    Representing yourself as an agent of Bremer in an online community or forum without pre-approval from Bremer Compliance Counsil.
    Posting or making threatening, harassing, or offensive statements or materials in any electronic forum, whether internal or external to Bremer.
    Conducting any business activity that is not directly related to your responsibilities as a Bremer employee. Use of Bremer resources for a non-profit activity not officially sponsored by Bremer requires the approval of your affiliate executive.
    Accessing or viewing inappropriate or offensive materials, including pornography or hate speech.
    Internet Chat programs such as AOL Instant Messenger and MSN or Yahoo Messenger are a frequent access point for malicious activity and are not supported. Loading these programs is prohibited without prior written approval from BITS.
    Accessing content that is not related to your Bremer job functions, such as shopping, game, or entertainment sites.

Email Use

  Email has become an indispensable business tool, but due to its general lack of security, the instantaneous nature of its transmission, and its identifiable credibility since it comes from the Bremer.com domain, it also represents an area of potential risk. All users of Bremer email systems are required to comply with the following:
    Confidential information may not be sent using Outlook.
    Sending unsolicited or unauthorized messages from Bremer email systems is considered SPAM and is prohibited. This includes forwarding chain letters, jokes, or other non-business materials to one or more persons inside or outside of Bremer.
    Using Bremer email systems for non-work activities to imply that you are acting in an official capacity or that Bremer supports your activities is not allowed.
    Sending offensive, harassing, abusive, libelous, obscene, or threatening materials or messages to anyone will not be tolerated.
    Sending messages with a forged or spoofed header or that otherwise disguises the origin of the message gives the appearance of malicious intent and is not allowed.

Other Usage Considerations

  You are also prohibited from:
    Loading or copying software for which Bremer does not own a license. Bremer respects all copyrights and will not tolerate theft of copyrighted materials.
    Loading any software or changing any system configuration without approval of BITS. This includes downloading programs from the Internet, such as browser plugins, viewers, shopping assistants, etc.
    Making any unauthorized copies of any software under any circumstances. Anyone found copying software other than for backup purposes is subject to disciplinary action.
    Probing, scanning, or otherwise attempting to access any Bremer or third party system where you do not have explicit authorization to access or connect to that resource is prohibited.
    Loading or using hacking utilities, such as password crackers or keystroke loggers, is considered a malicious act, as is creating or distributing virus, trojans, or worms.
    “Testing” security systems to see what might happen.
    Accessing data or systems for personal purposes. Viewing data (for example, account information or credit report data) without a legitimate business need violates the personal privacy rights of others as well as federal law.

Termination Of Employment
Employees and directors may not use, divulge or disclose Proprietary Information to any third party. Under no circumstances should an employee or director reveal or permit this information to become known by any competitor of Bremer, or any other third party, either during or after employment or service as a director. If employment with Bremer ends, individuals must return all Proprietary Information, including information that may have been retained in personal items (such as electronic devices or home computers). Bremer client lists and other Proprietary Information about clients and employees are to be treated as highly confidential in all cases. This information may not be disclosed to any third party or used for any purpose other than performance of your Bremer duties either during or after employment or service as a director. Unauthorized use or duplication of client lists and other information (including copies in electronic form) is expressly forbidden.

PROTECTING OUR INTEGRITY
Bremer is committed to dealing fairly with its customers, suppliers, competitors and employees. No person may take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or other unfair dealing practice.

You must be sensitive to any activities, interests or relationships that might interfere with, or even appear to interfere with, your ability to act in the best interests of Bremer and its customers. The following examples are only some of the areas in which real or perceived conflicts of interest may arise. Because it is impossible to describe every potential conflict, we rely on you commitment to exercise sound judgment, to seek advice where appropriate, and to adhere to the highest ethical standards in the conduct of your professional and personal affairs.

Avoiding conflicts of interest
Bremer employees and directors shall refrain from the following activities under all circumstances:

  Soliciting and accepting gifts from individuals or companies when the gifts are offered solely based on Bremer employment (gifts which qualify as permissible exceptions are exempt from this prohibition).
  Participating in Bremer decisions which could directly or indirectly affect you or your family.
  Knowingly allowing a family member to conduct activities that could create a conflict of interest with Bremer.
  Using inside information when making personal or company related investment decisions, or providing such information to others
  Using your association with Bremer for personal gain (beyond authorized compensation and benefits).
  Using Bremer property, services, information, or influence for your own or for another’s personal advantage.

You have a responsibility to disclose information that otherwise might be considered private or personal when a conflict of interest exists or is suspected. You are required to report potential conflicts of interest, at the time they arise, and to avoid conflicts of interest, including situations where there might be an appearance there is, or could be, a conflict of interest. Do not participate in activities or transactions that have the potential of becoming a conflict of interest without prior written approval from your affiliate CEO. If you disagree with management’s decision, you must still comply with the decision.

Outside Directorships
Bremer employees are encouraged to take part in community and charitable activities where they live and work. Directorships that pose a conflict of interest – or create the appearance of a conflict of interest – are to be avoided. To avoid a potential conflict of interest you may not, without the approval of your affiliate CEO, serve on the board of an entity that competes with Bremer, is in al default to Bremer on a loan, contract or other obligation, or is involved in a controversy or litigation with Bremer.

If an apparent or actual conflict of interest develops and cannot be immediately resolved, you are required to immediately notify your manager, and you may be required to promptly withdraw from service as a director of the outside corporation or organization. In all cases, management’s knowledge and approval of the appointment or candidacy does not imply that you are serving at the direction or desire of Bremer, nor does it imply Bremer’s endorsement of the organization or its purposes. You should also be aware that you have sole responsibility for your actions and that Bremer does not provide indemnification for employees who serve as directors of outside entities unless such service is approved in writing by Bremer.

Antitrust and banking laws prohibit certain interlocking corporate directorships and management positions. All candidacies or appointments to boards must be approved in advance by the affiliate CEO. Directors of any Bremer affiliate are required to request the written approval of the affiliate CEO prior to accepting board membership of any board of a financial services company.

Directors and employees are required to abstain from, and not be physically present during, negotiations, preparations, recommendations, or approvals of any extensions of credit or other business transactions between Bremer and any organization with which the director or employee is affiliated.

Outside Employment.  Your primary employment obligation is to Bremer. Any outside activity, such as a second job or self-employment, must be kept completely separate from your activities with Bremer, and you are required to disclose it to your manager. You may not use Bremer clients, vendors, time, name, influence, assets, facilities, materials, or services of other employees for outside activities unless specifically authorized by your manager, as in certain volunteer and community work. The outside employment or business may not involve an activity or business that competes with Bremer or causes an actual or potential conflict of interest.

Fiduciary Appointments.  Employees may accept fiduciary appointments (such as executor, administrator, guardian, trustee, and testamentary trustee) only for family members. Family members include spouse, child, parent, grandparent, sibling, parent-in-law, or any other individual with whom you have an especially close relationship. You are required to receive prior written approval for any exception to this guidance from executive management of your affiliate. Approval of an exception to this policy shall not imply that you are serving at the direction or request of Bremer.

Additionally, employees may not accept appointments as attorney-in-fact under general powers of attorney if the power of attorney allows you to use your own discretion in handling client funds. Exceptions to this restriction may be approved only if required in the ordinary course of business in fiduciary accounts and for family members.

Employees may carry out client instructions that specify handling of the client’s accounts when authorization has been obtained in writing from the client.

Inheritance under Wills or Trusts or POD Accounts
You or your immediate family members may not receive any inheritance from a client unless the client is a family member or you have never dealt with the client as a representative of Bremer. Payable on Death (POD) designations by clients (other than family members) require prior written disclosure and approval of executive management. If you know you have been named as a beneficiary in a prohibited situation, immediately notify your manager.

Handling Personal Transactions
Employees are encouraged to select Bremer affiliates for their financial services needs. You are expected to handle your personal financial matters with prudence at all times. In general, your personal finances are private. However, because you represent Bremer, it is important that you manage your personal finances properly and in a prudent manner.

If you are having financial difficulties, you may talk to Employee Assistance Program (EAP), which can provide confidential financial advice and referrals to community resources.

Although many of Bremer’s financial services are provided to employees at no cost or at favorable rates, you are expected to properly manage the use of those services. Misuse of Bremer financial services will result in the same penalties or restrictions that apply to outside customers. For example, if you repeatedly issue checks for more than the collected funds balance in your checking account, your checking account will be closed.

In addition, some types of conduct are serious enough to warrant immediate termination of employment, such as check kiting (floating funds between two or more different accounts to cover withdrawals) or making false ATM deposits to receive immediate cash.

Bremer reserves the right to review all employee accounts at any Bremer bank or any other subsidiaries or affiliates for unusual activity, both regularly and during investigations involving potential losses.

Entering and Approving Personal Financial Transactions
You must transact all personal financial business with Bremer following the same procedures that are used by customers and from the customer side of the window or desk. You are not allowed to handle or approve your own transactions, or transactions on accounts over which you have any ownership interest, control or signing authority or transactions for a family member. This includes transactions for a business if you own that business. These transactions must be handled by personnel other than the employee for whom the transaction is conducted. Any employee found transacting personal business for him or herself will be assumed to be in violation of the Code of Conduct and internal operating policy and procedures and will be subject to disciplinary action.

Monetary and non-monetary transactions must be processed by another employee. This includes but is not limited to transactions such as loans or any form of credit extension; checks and withdrawals; deposits; changes of address; increasing ATM card limits; and changing overdraft (OD) limit codes.

If your transaction requires approval, the approval must come from the next higher level of authority. You may never request approval of personal transactions by a co-worker or by anyone you directly or indirectly supervise.

This restriction does not apply to personal security transactions by registered representatives. These employees are permitted to process transactions permissible under the NASD rules.

“Family members” include a spouse, parents, children, grandparents, siblings, and in-laws. You may not conduct business on behalf of Bremer with family members or an organization with which you or your family members are associated.

Overdrafts, Fees and Service Charges
You may not approve overdrafts or reverse or waive fees or service charges for any of the following: your own accounts; accounts in which you have an interest; accounts of family members, other relatives and close friends; accounts of members of your household, including roommates and other unrelated individuals; and accounts of companies controlled by you, your family members, other relatives and close friends.

In addition, the decision to pay or waive charges for your own overdraft must not be made by an employee you directly or indirectly supervise. This is intended to prevent situations where one employee could exert either purposeful or inadvertent pressure on another employee to pay an overdraft or waive or reduce charges merely because of their job relationship.

Your role as a treasurer or officer of a corporation, municipality, county, political fund, or nonprofit corporation does not warrant or justify relationship rate concessions for your personal borrowing or fee waivers on other forms of business which are not available to similarly situated customers.

Signing on Client Accounts
You may not sign on clients’ accounts, act as co-tenant of clients’ safe deposit boxes, or otherwise represent clients without prior written executive management approval. This prohibition does not include clients who are also family members.

Business Expenses
You may not approve your own expenses or request approval of those expenses by anyone who reports directly or indirectly to you. Approval of expenses must be obtained in accordance with Bremer policy.

Corporate Credit Cards
A corporate credit card may be used for business-related expenses only and may not be used to secure personal cash advances or for personal purchases. Misuse of any corporate credit card or repeated late payments may be grounds for denying future use of the card or other forms of disciplinary action, including termination. When an employee terminates, any balance owed on the account must be reconciled and payment arranged. If necessary, Bremer will apply employee expense reimbursements to the outstanding corporate credit card balance to ensure payment of a corporate credit card. Falsifying business-related expenses constitutes grounds for termination.

Incentive Plans
Bremer believes that incentive plans provide employees an opportunity to earn financial rewards for performing at their highest level while executing their jobs in the best interests of the shareholders and clients. Employees may not at any time attempt to circumvent the incentive programs by creating bogus sales or transactions or by sharing business with others in the Company in order to meet respective incentive programs. Furthermore, client sales must be based on the requests or needs of the clients at all times, as opposed to those that will meet incentive program goals. Behavior intended to circumvent the incentive systems, or to create false results, will be grounds for disciplinary action up to and including termination.

Accepting or Giving Gifts
You and your family members must not accept gifts from or participate in activities with (including services, discounts, entertainment, travel or promotional materials) an actual or potential client or vendor or from business or professional people to whom you do or may refer business unless the gift or activity was in accordance with accepted, lawful business practices and is of sufficiently limited value that no possible inference can be drawn that the gift or activity could influence you in the performance of your duties for Bremer. It is unlawful for you to corruptly seek or accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of Bremer. This rule applies to all employees, including, but not limited to, those involved in recommending or making decisions related to pricing of services sold by the company; extensions of credit; and purchase of goods or services from outside vendors.

Gift Restrictions
Money – Money (cash, check, money order or electronic funds) must never be accepted or given.

Giving Gifts – Employees who wish to give gifts to vendors or clients must follow standard expense authorization procedures. Gifts valued at more than $300 to a current or potential client within any calendar year must be approved, in writing, by your manager.

Employees who wish to give personal gifts to other employees must follow the general guideline that the gift be made in accordance with accepted business practices and is of sufficiently limited value that the gift could not influence the giver or the receiver in the performance of their company duties, nor create actual or perceived pressure to reciprocate.

Accepting Gifts – You may not accept gifts, gifts cards or gift certificates worth more than $300 from a current or potential client, vendor or their agent within any calendar year. However, the following items are not subject to the $300 limit:

  gifts based on obvious family or personal relationships when it is clear that the relationship, and not the company’s business, is the basis for the gift;
  discounts or rebates on merchandise or services from an actual or potential client or vendor if they are comparable to and do not exceed the discount or rebate generally given by the client or vendor to others; or
  awards from civic, charitable, educational or religious organizations for recognition of service and accomplishment; or
  gifts of tickets to sporting or other entertainment events, provided the aggregate value to you and your guests is not more than $300 per client or vendor per year.

Activities with Clients or Vendors
Activities with existing or potential clients or vendors that are paid for by them (including meals, sporting events and other entertainment, as well as trips to client and vendor sites, exhibits and other activities) may be accepted only if the activity is a customary, accepted and lawful business practice and is of sufficiently limited value that no possible inference can be draw that participating in the activity could influence you in the performance of your Bremer duties.

If you have any doubt about the propriety of participating in an activity offered by a client or a vendor, you should consult with your manager before accepting the offer. If the activity includes travel paid for by a client or vendor, you must obtain management approval before accepting the trip.

If after weighing all these factors, you determine that it is appropriate to accept the offered hospitality, you may do so. If you are unsure, it is your responsibility to request and receive prior approval from your manager or consult with Compliance Counsel. If there is something unusual about the nature of the circumstances of the hospitality being offered, you should request executive management approval. Bremer has no dollar limits on the value of hospitality that may be accepted.

Reporting of Offers.  You should immediately report to your manager and Compliance Counsel any offers made to you of gifts, hospitality, entertainment, payments, or preferential treatment that would violate this Code of Conduct and applicable laws and regulations, even if you declined the offer.

Other Financial Institutions.  Federal law provides that employees of all financial institutions cannot offer, give, solicit, or accept “anything of value” to or from an employee of another financial institution in connection with any transaction or business. In some circumstances, consistent with the Code of Conduct, it may be appropriate to provide normal business amenities.

Unpaid Outside Activities.  Employees may provide unpaid special services outside Bremer, such as giving speeches, serving on advisory committees, providing consulting services, and authorship of professional articles. Before committing to any of this type of engagement, you must obtain written approval from your business unit manager. Written articles and speeches should be submitted to the director of corporate communications for review prior to presentation and/or publication. Proprietary information about Bremer or its business must be kept confidential and should not be included in any articles or speeches until it is known by or available to the public.

Payments for Outside Activities.  From time to time, employees may be offered payment or reimbursement of expenses for special engagements or services rendered outside Bremer for activities described above. Reasonable compensation or reimbursement received in this manner may be accepted if it is earned and if it does not constitute an attempt to avoid the prohibitions outlined regarding gifts, gratuities, and hospitality. If the offered compensation or reimbursement exceeds $300, you must obtain prior written approval from your business unit manager.

Federal Government
Special rules may apply when dealing with state or local officials, and special rules do apply when dealing with federal government officials. Bremer employees are prohibited from offering, giving, soliciting, or accepting bribes, kickbacks, extraordinary commissions, or other things of value for favored treatment or reward by governments, businesses, or individuals.

Fees or commissions must be paid only for clearly stated business purposes. Hospitality at meals, business meetings, and social events may be extended by you if it is appropriate to the situation and would not compromise Bremer, yourself, or the recipient.

Engaging Professionals
The services of lawyers, accountants, consultants, brokers, dealers, and other professionals are to be chosen on the basis of qualifications, competency, quality, price, and benefit to Bremer and not merely on the basis of personal or client relationships. You may not retain any family member or other relative to perform services for Bremer without disclosure of your relationship and prior executive management approval.

Bribes
It is Bremer’s intent to fully comply with the anti-bribery provisions of the Foreign Corrupt Practices Act, which makes it a criminal offense for any US enterprise to offer a bribe to a foreign official, foreign political party, party official, or candidate for political office for the purpose of obtaining, retaining, or directing business to any person, whether or not that person is the one making the bribe. A bribe may take the form of an offer, payment, promise to pay, or authorization of the payment of money or anything of value.

It also prohibits offering any money or anything of value to any person (foreign or US) while knowing or having reason to know that all or a portion of such money or thing of value will be used for purposes specified in the Act.

Employment of Family Members or Other Relatives
Generally, a family member should not supervise (including involvement in performance evaluation or compensation decisions) a family member, other relative, or other person with whom the manager has a close personal relationship. Affected supervisors or managers should not exercise combining levels of authority or approvals of actions by family members or other affected employees. Care should be taken to avoid a conflict or the appearance of a conflict of interest.

Personal Investments and Inside Information
While it is recognized that Bremer employees have the right to make personal investments, sound judgment must be exercised to avoid any financial involvement that is illegal, might convey the appearance of impropriety, or might be contrary to the best interest of Bremer.

No employee may attempt to profit from material, nonpublic information about Bremer, any client, any vendor, or any other company. Bremer employees may not use material inside information about any company; communicate that information to others; or buy, sell, or recommend the purchase or sale of that company’s securities until that information is available to the general public. Employees may not use the information for their own benefit, or the benefit of their relatives or acquaintances. Employees who routinely may be aware of inside information about a specific public Bremer client or vendor should not purchase that financial institution’s or vendor’s securities.

Employees who open a “margin account” with any securities broker/dealer registered with the SEC may be asked to provide the broker/dealer with evidence of permission to open such an account from their employer. You should ask the broker/dealer to provide a form of letter for your manager to print on Bremer letterhead. Your business unit manager is authorized to sign this letter. You should send a signed copy to Human Resources to be retained in your personnel file.

NOTE: Certain employees with fiduciary investment account knowledge or discretion responsibilities must also consult the Bremer Trust Policy Manual for additional restrictions.

Investments in Securities of Publicly or Non-Publicly Held and Traded Corporations
Except as provided below, prior approval is required before any employee or member of his or her immediate family may invest in stock or business of a client, borrower, key supplier, or competitor. When such relationships commence after the employee has made the investment, the disclosure should be made to your immediate supervisor.

Employees may invest in securities of publicly or non-publicly held and traded corporations without prior disclosure if:

  The employee does not represent Bremer in dealings with the corporation;
  The shares acquired do not exceed five percent of the total shares issued and outstanding; and
  The employee does not possess or is not routinely aware of material “inside” information.

Transactions Not Available to the General Public
Business transactions by an employee with a Bremer client or vendor that are not available to the general public or all Bremer employees require prior written approval by management. Clients and vendors are those individuals and organizations who conduct business with Bremer.

Transactions Involving Bremer Owned or Managed Property
Bremer employees and their family members may not enter into transactions involving the investment in or purchase of personal or real property or stock that is owned or managed by Bremer unless no undue advantage arises from the employee’s association with Bremer or Bremer has a specific program that allows for such purpose. From time to time, foreclosed, repossessed and excess property may be offered for sale to a group of Bremer employees; these transactions are generally permissible if they are offered on terms that are favorable to Bremer.

Transactions involving the purchase of fiduciary property or assets require prior approval by Compliance Counsel and may require approval by the account owner or the court and the Trust committee. Approval will generally be denied because of the potential for a conflict of interest arising from such a situation.

Taking Advantage of a Business Opportunity that Rightfully Belongs to Bremer
Employees may not take for their own advantage an opportunity that rightfully belongs to Bremer or help others to do so, even if they may be in a position to divert the opportunity for their benefit or the benefit of others. Whenever Bremer has been actively soliciting a business opportunity or the opportunity has been offered to it, or its funds, or its facilities; or personnel have been used in pursuing the opportunity, the opportunity rightfully belongs to Bremer.

Antitrust considerations
Any activities that violate or appear to violate antitrust laws must be avoided. You are prohibited from entering into arrangements with competitors to set or control prices, rates, trade practices or marketing policies. You must avoid any situation in which it might even appear that you have entered into such an arrangement. You also must avoid conversations with competitors regarding pricing, trade practices, marketing policies, or similar information. Employees should consult with Compliance Counsel before engaging in any action or conversation that could have antitrust implications.

Tying and Exclusive Dealings
Antitrust laws specify that insured depository institutions and their holding companies may not extend credit, lease or sell property of any kind, furnish any service, or vary the price of any of those on the condition or requirement that the client either:

  Obtain some additional credit, property, or service from Bremer;
  Provide some additional credit, property, or service to Bremer; or
  Refrain from obtaining some other credit, property, or service from a competitor of Bremer.

  These prohibitions do not preclude cross-selling products. You may always ask for the business.

LENDING
Employees with responsibility for making credit decisions are required to follow the principles set forth in the Bremer Credit Policy and Guidelines which supplement this Code of Conduct. Certain lending practices are prohibited by law and/or Bremer Credit Policy. For purposes of this section, the term “lender” refers to any employee who has lending authority as well as those who recommend approval.

Personal Financial Involvement in Extending Credit
Except for normal credit extended by merchants to cover purchases of goods or services, you must not borrow from any Bremer client or vendor, even at the client’s suggestion, unless the client is a family member or other relative or a recognized lending institution and the terms are comparable to the terms the institution offers to other borrowers.

You must not lend personal funds to, cosign, endorse, guarantee or otherwise assume responsibility for the borrowings of any Bremer client or vendor unless the client or vendor is a family member or other relative.

If a client has funds to invest, you may not propose that the client lend the funds to you or otherwise offer investment advice unless you are licensed or authorized to do so.

Employees in a direct or indirect reporting or auditing relationship must not lend money to or borrow money from other Bremer employees.

You may not accept for yourself any type of payment from a client or other individual or entity for obtaining or trying to obtain a loan from a Bremer Bank.

You may not approve credit, purchases, or other agreements for Bremer if you, a family member or other relative has a personal or financial interest in the individual or organization seeking credit or agreements from the Company.

Granting of Preferential Terms
It is Bremer policy that its lending services are available to serve the legitimate and deserving credit needs of clients on an equitable basis. Concessions of rate or other terms must be based solely on a borrower’s credit-worthiness and overall client relationship with Bremer, or otherwise in accordance with Bremer policy; a lender with approval authority must approve these.

Loans to Executive Officers and Directors
Loans to executive officers and directors of Bremer are subject to the restrictions of Regulation O. (See the Bremer Credit Policy for additional information.)

Loans to Bank Examiners and External Auditors
Federal law prohibits any director, officer, or employee of an FDIC-insured institution from granting any loan or gratuity to any public bank examiner who examines or has the authority to examine Bremer.

Generally, public accounting firms auditors are precluded by their professional standards from participating in transactions with financial institutions for which they have audit responsibility.

MEDIA CONTACT
Any communications with or disclosure of information to the media must be in accord with the procedures established by the corporate communications department. Bremer will disclose any news or information that might reasonably be expected to materially affect the market for its securities and will keep its shareholders properly informed of Bremer’s progress, positions and goals. In general, all media inquiries should be directed to the director of the communications department.

Use of Bremer Name
Employees must have written communications management permission before using Bremer’s name, products, signatures, or influence in any way that indicates or appears to indicate any connection or endorsement between Bremer and any outside activities or businesses. In addition, employees are required to obtain approval from the communication department’s director or assigned communications department personnel before granting an interview to any media representatives.

GIVING ADVICE TO CLIENTS
Bremer’s ability to offer many services is either prohibited or strictly limited by government regulation.

Legal Advice
Employees are prohibited from giving legal advice or regulatory advice to clients or prospects. For example, the Bank Secrecy Act prohibits employees from giving advice to clients regarding how to structure deposits to avoid reporting of cash transactions. Care must also be exercised in conversations with clients and prospects to be sure that nothing is said that might be interpreted as legal advice.

Tax or Investment Advice
You may not give clients advice on tax inquiries or the preparation of tax returns. Clients should be directed to their tax advisors to answer questions. Licensed registered investment managers and fiduciary employees in the ordinary course of their duties are the only Bremer employees authorized to provide investment advice.

Recommending Other Firms to Clients
You may occasionally be requested to recommend others who provide professional services. Typically, such requests involve attorneys, accountants, and real estate agents. Generally a minimum of two qualified referrals should be made without indicating favoritism.

Under no circumstances may a fee or other consideration be accepted in return for a referral or recommendation to a company outside Bremer, unless it is in conjunction with a previously approved joint marketing program.

POLITICAL ACTIVITIES

Participation in Political Activities
You are encouraged to participate in political activities on your own time and in accordance with your own individual desires and political preferences. When engaging in political activities that are apart from official responsibilities of your job, you should make it clear that you are acting as an individual and not as a representative of Bremer.

Employees who write letters expressing personal opinions to elected officials or political bodies must make it clear that the position is a personal opinion and does not reflect a position being taken by Bremer. Bremer resources (letterhead, titles, postage, and time) may not be used for such correspondence. If Bremer e-mail is used, you are required to state that the opinions expressed are your personal opinions and not the opinions of Bremer.

This guidance does not preclude employees, with executive management approval, from corresponding on behalf of Bremer to express support for Bremer positions on key issues in connection with our business. In that instance, Bremer resources may be used.

Holding Public Office
Employees who wish to accept an appointment to public office or file as a candidate for election need to first obtain prior written management approval to avoid any potential or actual conflict of interest. Contact your executive manager for this approval.

Solicitation and Campaigning
Bremer employees may not solicit campaign funds or engage in any other form of campaigning on Bremer premises, nor may candidates for public office be authorized to distribute campaign material or actually campaign on Bremer premises. Bremer employees may not solicit personal political contributions from clients or vendors.

Contributions
No employee is authorized to make any direct or indirect political contribution on behalf of Bremer. Employees are free to make personal contributions to candidates and political parties of their own choice.

FRAUD
Bremer policy prohibits employees from engaging in fraudulent activity. Bremer has established procedures to be followed concerning the recognition, reporting, and investigation of suspected fraud.

Fraud includes, but is not limited to, such actions as:

  Dishonest or fraudulent acts.
  Embezzlement.
  Forgery or alteration of negotiable instruments, such as Bremer checks and drafts.
  Misappropriation of Bremer, employees, client, partner, or supplier assets.
  Conversion to personal use of cash, securities, supplies, or any other Bremer asset.
  Unauthorized handling or reporting of Bremer transactions.
  Falsification of Bremer records or financial statements for personal or other reasons.

Fraudulent activity can include actions committed by an employee that injure clients and vendors, as well as those that injure Bremer and its employees. As a result, Bremer will pursue legal and criminal prosecution in all instances of fraud with the objective of fully recovering all misappropriated funds and punishing the offender.

Any employee or agent who suspects that any fraudulent activity may have occurred is required to immediately report such concern to your affiliate executive officer, the Compliance Counsel or the BFC Audit Committee Hotline , named earlier in this Code of Conduct. Such allegations, if proven to be factual, will lead to the dismissal of the employee, the involvement of local law enforcement, and actions to recover company funds.

Under federal law, any bank can be held criminally liable when one of its employees, directors, or agents commits a crime. Accordingly, any employee who has knowledge or information about another employee, director, or agent of Bremer that he or she believes might be involved in a crime (whether or not Bremer is victimized) must promptly report the relevant facts to the Compliance Counsel. While reports may be made anonymously, personal reports are preferable to facilitate follow up and resolution of the issue. You will not be retaliated against for reporting information in good faith in accordance with this procedure.

Additionally, under federal law, any crime against a financial institution must be reported to its regulators. You should be alert to situations that could constitute criminal wrongdoing of which Bremer may be a victim. All employees have a responsibility to identify and report the relevant facts to their manager who will follow Bremer procedures for investigation and reporting.

Whenever there is a known or suspected crime, Bremer works closely with the appropriate law enforcement and regulatory agencies.

WORKPLACE ATMOSPHERE

Privacy
You are expected to respect the personal privacy of your fellow employees in all matters. You are prohibited from taking photographs or video of a fellow employee without the knowledge and consent of the employee. Cell phone cameras, and other miniature cameras, may not be used within any Bremer facility.

Alcohol, Illegal Drugs, and Controlled Substances
To meet our responsibilities to our fellow employees and clients, Bremer must maintain a healthy and productive work environment. Misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of illegal drugs on the job is prohibited. This prohibition does not include legally obtained medications or prescriptions used as directed by a medical practitioner.

Employees are prohibited from operating equipment or driving or riding in a company vehicle or a vehicle being used while on company business (including personal vehicles) while under the influence of alcohol, illegal drugs, or controlled substances.

The affiliate CEO must authorize serving alcohol on company premises.

Gambling
Certain activities, such as participating in Internet gambling, not only distract us from our work, they are improper in the workplace and may be unlawful. No gambling may be conducted on company premises or while conducting company business. This prohibition does not apply to pools that are conducted within a small work group or at a single location without using Bremer email or Intranet.

Threatening or Hostile Behavior
Bremer is committed to providing a safe work environment. We will not tolerate any threatening or hostile behavior that threatens the safety of employees or visitors in the workplace, and we will take immediate and appropriate action against offenders, up to and including termination and criminal prosecution. Bremer specifically prohibits employees from engaging in any assaults, hostile physical contact or intimidation, fighting, verbal threats of physical harm or violence, or any other actions that are threatening, hostile, or abusive in nature while on company property or on company business. Each employee is responsible for reporting acts of violence or threatening behavior to his or her supervisor, affiliate CEO or local Human Resources representative. Any person who engages in, or threatens to engage in, violent acts will be removed from the premises as soon as safety permits and shall remain off company premises pending the outcome of any investigation. At that time, Bremer affiliate management will determine the appropriate action to be taken.

Weapons
Bremer bans the carrying of guns within its facilities by anyone other than law enforcement and other security officers. The carrying or possession of handguns (even with a permit or license), other fire arms or any other weapons by employees while in a company facility is a violation of this Code of Conduct. Employees are also prohibited from carrying weapons in company vehicles while conducting company business. Employees are prohibited from storing any weapon in an office, desk, locker, purse, briefcase, or any other repository within a Bremer facility. Employees are further prohibited from using any tool, supply, or other resource in a manner that implies it is a weapon. If you know of any employee or visitor possessing a weapon within any company facility, you are encouraged to immediately discuss your concerns with your supervisor. Affiliate management may request the assistance of law enforcement if it believes that an employee is in violation of this prohibition.

Destruction of Property
Employees are expected to treat Bremer property as if it were their own and not to damage, destroy, or otherwise harm the property of Bremer, its employees, its business partners, competitors, or others.

CODE OF CONDUCT ADMINISTRATION
Bremer Compliance Counsel and the Director of Human Resources are responsible for maintaining the Code of Conduct and overseeing the administration and interpretation of the Code.

Affiliate CEO Responsibility
Each affiliate CEO is responsible for Code of Conduct administration for all employees in his/her affiliate or subsidiary.

  Code Orientation: New employees will be given Code of Conduct orientation at the time of hire or as soon as possible thereafter.They will be a) given a copy of the Code of Conduct, and b) informed of their obligations under the Code of Conduct, including the obligation to read the Code and comply with all disclosure, approval and consent requirements. Employees of newly acquired businesses must receive Code of Conduct orientation within 90 days after the acquisition unless the Chief Operating Officer approves a date specific extension.
  Annual Certification. At least once each year, each CEO must ensure that the employees in his/her affiliate have:
    Been directed to the on-line Code of Conduct;
    Have been presented at a staff meeting or provided a detailed memorandum in which the major provisions of the Code have been discussed and the employees have been given an opportunity to ask questions; and \
    Have confirmed that they have read a copy of the Code of Conduct and are in compliance with its provisions.

  Requests for approval of Code of Conduct Waivers. All requests by employees for waivers from the Code of Conduct are required to be responded to in writing and the results recorded in the employee’s human resources file. All waivers which are approved are also required to be reported to the Compliance Counsel.

Managers and Supervisors
Managers should exemplify the highest standards of conduct and ethical behavior. You are expected to lead according to the Code of Conduct, in both words and actions. In addition, your role as manager is to help employees translate how our standards of conduct and ethics apply to their positions and everyday behavior. For example, you should communicate standards and procedures on the job and create an environment where employees feel comfortable asking questions. You are charged with exercising appropriate judgement in determining which matters can be reviewed under your authority and which matters must be referred to a higher level of management or the Compliance Counsel. You are expected to be diligent in enforcing Bremer standards and taking appropriate action if violations occur. Human Resources is available to help you when you have questions or need assistance.

Managers and supervisors are required to immediately report to the Compliance Counsel any allegations of suspected improper activities—whether reported by their subordinates in the ordinary course of performing their duties or discovered in the course of performing their own duties—when any of the following conditions are met:
a)	The matter is related to accounting, internal accounting controls auditing, or the Code of Conduct.
b)	The matter is the result of a significant internal control or policy deficiency.
c)	The matter involves the misuse of Company resources or creates exposure to a liability in potentially significant amounts.
d)	The matter involves allegations or events that have a significant possibility of being the result of a criminal act (such as the disappearance of cash).
e)	The matter involves a significant threat to the health and safety of employees and/or the public.
f)	The matter is judged by the manager to be significant or sensitive for other reasons.

Required Disclosures and Requests for Prior Approval
If a provision of the Code of Conduct requires that an employee make a disclosure or request for approval or consent, the employee must set forth in writing all relevant facts and submit the disclosure or request to his/her manager or supervisor. On each disclosure or request submitted, the manager or supervisor must note his/her approval or disapproval of the activities disclosed, any comments or reasons, and the date approved. A copy of each disclosure or request, noting the approval or disapproval by the manager, shall be returned to the employee, and a copy shall be forwarded to the affiliate executive and the Compliance Counsel.

Once a disclosure or request is approved, if any relevant facts change, the employee must immediately provide the manager with a written amendment to the disclosure or request for approval or consent.

Waivers of the Code of Conduct
Waivers of the Code of Conduct, whether implicit or explicit, are generally prohibited. Any request for a waiver of any provision of the Code of Conduct must be in writing and addressed to the Compliance Counsel. Any waiver of the Code of Conduct requested by a Bremer Financial Corporation senior officer will be reviewed by the Audit Committee. It will then be reported to the full Board for action. Any waiver approved by the Board will be disclosed by the Company as required by applicable regulations. Acknowledgement of a potential conflict of interest or prior approval request is a reporting requirement; it is not a Code of Conduct waiver.

Amendments to the Code of Conduct
The Compliance Counsel and the Director of Human Resources are responsible for the content of the Code of Conduct and for overseeing the administration and interpretation of the Code. Material changes in the Code of Conduct will also be disclosed by the Company as required by applicable regulations.